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                   ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES         Exhibit 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

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
                                                                                        For the Year Ended
                                                                      -----------------------------------------------------
                                                                       July 31, 2000      July 31, 2001      July 31, 2002
                                                                      ---------------    ---------------    ---------------
COMPUTATION OF NET LOSS PER SHARE
          Net loss                                                        ($17,138)          ($12,785)          ($14,989)
                                                                         =========          =========          =========
WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                               56,851             71,180             86,275
                                                                         =========          =========          =========
BASIC LOSS PER COMMON SHARE                                                 ($0.30)            ($0.18)            ($0.17)
                                                                         =========          =========          =========
COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                        ($17,138)          ($12,785)          ($14,989)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                        431                458                472
                                                                         ---------          ---------          ---------
          Net loss applicable to common stockholders
            used for computation                                          ($16,707)          ($12,327)          ($14,517)
                                                                         =========          =========          =========
          Weighted average number of shares of common
             stock outstanding                                              56,851             71,180             86,275
          Weighted average incremental shares outstanding
             upon assumed conversion of options and warrants                 5,083              2,777                 10
          Weighted average incremental shares outstanding
             upon assumed conversion of convertible preferred stock          2,808             17,868             32,967
                                                                         ---------          ---------          ---------
WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE EQUIVALENTS
  USED FOR COMPUTATION                                                      64,742             91,825            119,252
                                                                         =========          =========          =========
DILUTED LOSS PER COMMON SHARE AND COMMON SHARE EQUIVALENT                   ($0.26)            ($0.13)            ($0.12)
                                                                         =========          =========          =========
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(a)  This calculation is submitted in accordance with Item 601 (b) (11) of
     Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.